CONSENT OF INDEPENDENT AUDITOR'S


The Board of Directors
Footstar, Inc.


We consent to incorporation by reference in the registration statements (No. 33-20731 and No. 33-30011) on Form S-8 of Footstar, Inc. of our audit report dated February 8, 2000 relating to the consolidated balance sheets of Footstar, Inc. and subsidiaries as of January 1, 2000 and January 2, 1999 and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended January 1, 2000, and all related schedules which report appears in the 1999 Annual Report on Form 10-K of Footstar, Inc.

We also consent to the incorporation by reference in the registration statements (No. 33-20731 and No. 33-30011) on Form S-8 of Footstar, Inc. of our report dated May 17, 2000, with respect to the Historical Summary of Assets Acquired and Liabilities Assumed of the Acquired Just For Feet Business as of January 29, 2000, and the related Historical Summary of Revenues and Direct Operating Expenses for the year ended January 29, 2000, which report appears in the Form 8-K/A of Footstar, Inc. dated May 22, 2000.


                                                  /s/ KPMG LLP

Short Hills, New Jersey
July 13, 2000